Exhibit 99.1

Endeavour Awarded Nine Licenses in U.K. Licensing Round

    HOUSTON--(BUSINESS WIRE)--Sept. 14, 2004--Endeavour International Corporation (AMEX:END) today confirmed that its United Kingdom subsidiary, Endeavour Energy UK Limited, has been awarded nine production licenses covering 18 blocks in the 22nd Seaward Licensing Round. The results of the round were announced today by the UK Department of Trade and Industry.
    "This is an exciting step forward in executing our business model for the North Sea, demonstrating the strong exploratory capabilities that Endeavour offers through its experienced leadership team and access to the largest 3-D seismic data base for the region," said John Seitz, co-chief executive officer. "In a very short period of time, we have been able to generate numerous high-quality exploratory leads and prospects in a prolific basin with significant opportunity for further exploration and production."
    "We appreciate the confidence the UK's Department of Trade and Industry has shown in us through the award of these licenses," continued William L. Transier, co-chief executive officer. "Based on our evaluations, we believe the quality of the prospects on this leasehold should lead to multiple drilling opportunities with our partners over the next two years with planned drilling to begin next year."
    Endeavour will serve as operator of five production licenses located in the Central North Sea. These include:

    --  Blocks 21/11c and 20/15b (100 percent equity)

    --  Block 21/20c (100 percent equity)

    --  Blocks 22/24e (60 percent equity)

    --  Block 30/23b (60 percent equity)

    --  Blocks 31/26b and 39/1b (60 percent equity)

    The company was also awarded a non-operated 47.5 percent equity in Blocks 23/16e and 23/17b in the Central North Sea.
    Other non-operated licenses and interests include the following in the Southern Gas Basin:

    --  Blocks 42/10 and 42/15 (50 percent equity)

    --  Blocks 43/22, 43/23, 43/27b, 43/28 and 43/29 (25 percent equity)

    --  Blocks 44/21c and 44/25b (25 percent equity)

    The licenses cover more than a half million acres, approximately 2,160 square kilometers, or equivalent to more than 100 Gulf of Mexico blocks. Of the production licenses, four licenses covering eight blocks were granted under traditional terms that require the company to fulfill a work program within four years from the date of award. The remaining five licenses covering 10 blocks are under "promote" terms that require the company to pay reduced license fees for a two-year period as exploratory evaluations are conducted.
    In early 2004, Endeavour was transformed into an independent exploration company focused on taking advantage of an industry transition that is occurring in the North Sea similar to what occurred in the Gulf of Mexico in the 1980s. Major integrated energy companies continue restructuring their portfolios away from operating in mature producing areas, and the shift creates financial and development opportunities for smaller, niche players with the technical capabilities to profitably exploit the remaining reserves. When this transition took place in the Gulf, a number of highly successful independents were born. Endeavour is one of the first U.S.-based companies created to tap into this same potential in the North Sea.
    Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.
    Certain statements in this news release should be regarded as "forward-looking" statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

    CONTACT: Endeavour International Corporation, Houston
             Janice Aston White, 713-307-8780